Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2005 RESULTS

Minneapolis, MN, February 9, 2005 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the third quarter and first nine months of fiscal 2005. For the quarter ended December 31, 2004, Hawkins reported sales of $26.7 million, up from $25.0 million in sales for the same period a year ago. Net income for the third quarter of fiscal 2005 was $1.8 million, for diluted earnings per share of $0.17, versus net income of $1.2 million, for diluted earnings per share of $0.11, earned in the same period of fiscal 2004.

For the nine months ended December 31, 2004, Hawkins reported sales of $85.3 million, net income of $7.1 million and diluted earnings per share of $0.70 versus sales of $82.7 million, net income of $6.5 million and diluted earnings per share of $0.64 for the nine months ended December 31, 2003.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “the increase in sales for the third quarter of fiscal 2005 was primarily driven by improved sales along several product lines within the Industrial and Water Treatment segments. Gross margins remained relatively consistent, improving slightly from 27.5% for the nine months ended December 31, 2003 to 28.0% for the nine months ended December 31, 2004 as a competitive market environment was offset by higher margins on some of the Industrial segment’s new product introductions and a more favorable product mix that incorporates the blending of certain products by Hawkins, Inc.” Hawkins also added, “this is an improved way for us to conduct this business which provides us with added control and better margins.”

Selling, general and administrative expenses increased as the Company implements a new Enterprise Resource Planning system. The Company also incurred fees for professional services to meet the requirements of the Sarbanes-Oxley Act of 2002.

“Hawkins is in excellent shape financially, with a strong balance sheet that includes $25.0 million in cash and marketable securities, strong, predictable cash flow and no debt at December 31, 2004,” Hawkins added.

During the third quarter of fiscal 2005, the Company made the determination to continue to use its current accounting and information systems through the end of fiscal 2005, and the internal control certifications required by the end of fiscal 2005 pursuant to Section 404 of the Sarbanes-Oxley Act will be made on its current accounting and information systems.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 28, 2004, Forms 10-Q, and other SEC filings.

-more-

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003

Sales	$26,703,441	$24,951,807	$85,290,860	$82,663,688

Cost of sales	19,764,427	19,057,101	61,448,746	59,970,542

Gross margin	6,939,014	5,894,706	23,842,114	22,693,146

Selling, general and administrative expenses	4,646,327	4,250,032	13,575,820	12,848,275

Income from operations	2,292,687	1,644,674	10,266,294	9,844,871

Investment income	464,637	217,163	801,418	630,555

Income before income taxes	2,757,324	1,861,837	11,067,712	10,475,426

Provision for income taxes	984,200	699,000	3,959,200	3,929,000

Net income	$1,773,124	$1,162,837	$7,108,512	$6,546,426

Weighted average number of shares outstanding - basic	10,216,688	10,216,688	10,216,688	10,216,688

Weighted average number of shares outstanding - diluted	10,223,464	10,216,688	10,220,429	10,216,688

Earnings per share - basic and diluted	$0.17	$0.11	$0.70	$0.64

Cash dividends declared per common share	$—	$—	$0.18	$0.18

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